Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them a statement on Schedule 13G (including amendments thereto, if any) with respect to the ordinary shares of Agriculture & Natural Solutions Acquisition Corporation, and that this Agreement may be included as an Exhibit to such joint filing.

Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of March 8, 2024.

Wealthspring Capital LLC

By:	/s/ Matthew Simpson	/s/ Matthew Simpson
Name:	Matthew Simpson	Matthew Simpson
Its:	Manager